Exhibit 99.01


                                  PRESS RELEASE


FOR RELEASE: IMMEDIATE

CONTACT: Timothy J. Rigas, Executive Vice President and Chief Financial Officer
        (814) 274-9830

Adelphia Announces the Acquisition of FrontierVision Partners, L.P. and Related
 Financing Plans

                       Coudersport, PA, February 23, 1999


John Rigas, Chairman and CEO of Adelphia Communications Corporation (Adelphia) (NASDAQ: ADLAC), today announced that Adelphia has entered into a definitive agreement to acquire FrontierVision Partners, L.P. (FrontierVision) for $2.1 billion. Adelphia will acquire 100% of FrontierVision in exchange for $550 million cash, the assumption of $1.11 billion of debt and 7,000,000 shares of Adelphia Class A common stock. The transaction is expected to close during the September 1999 quarter. The transaction is subject to customary closing conditions.

The acquisition of FrontierVision will add 702,000 basic cable subscribers to Adelphia's existing base of 2,360,000 owned and managed cable subscribers. Approximately 310,000 of FrontierVision's customers are located adjacent to Adelphia's existing operations in New England and Virginia. The remaining 392,000 customers will form a new cluster for Adelphia in the Ohio/Kentucky region. Table 1 below details Adelphia's subscriber base by region.

John Rigas stated "The FrontierVision systems represent the largest group of cable systems located within our Northeast region of operations that were likely to come up for sale. The geographic overlap of these operations with our existing operations is outstanding. In addition to this geographic fit, increasing Adelphia's owned and managed subscriber base to over three million helps further establish Adelphia as a significant consolidator and long term player in the cable industry."

Prior to completing this acquisition, Adelphia intends to sell an aggregate of approximately $750 million of convertible preferred stock and Class A common stock to the public and the John Rigas family.

Approximately $550 million of these proceeds will be used to fund the cash portion of the FrontierVision acquisition while the remaining $200 million will be used to reduce debt. After giving pro forma effect to these transactions (and excluding the impact of its Hyperion subsidiary), Adelphia's ratio of debt to EBITDA will be 6.9:1.

Adelphia expects to acquire FrontierVision as an unrestricted subsidiary for purposes of its outstanding bond indentures. There are no anticipated changes to the amount of debt outstanding for FrontierVision as a result of these transactions. Table 2 below summarizes the financial impact of these transactions on Adelphia's existing cable operations as well as the impact on FrontierVision.

Tim Rigas, Chief Financial Officer of Adelphia commented. "Not only does this acquisition fit well strategically and operationally, we believe these transactions also present the opportunity to continue expanding our shareholder base and to further strengthen Adelphia's financial position."

Daniels & Associates of Denver, Colorado initiated the acquisition transaction and represented Adelphia. J.P. Morgan & Company represented FrontierVision.


Table 1: Regional Subscriber Analysis

                                                                                       Total Owned &
                   Existing Cable(1) FrontierVision(2)  Total Owned   Managed Systems     Managed
                   -------------------------------------------------------------------------------
Southeastern
Florida                    641,575               0         641,575          25,604        667,179
New England                297,610         247,983         545,593          24,734        570,327
Western New York           498,765               0         498,765               0        498,765
Ohio/Kentucky               37,823         392,520         430,343               0        430,343
Virginia                   309,284          61,699         370,983          21,772        392,755
Western PA                 183,184               0         183,184          62,333        245,517
Eastern PA                 151,359               0         151,359               0        151,359
Coastal New Jersey         106,281               0         106,281               0        106,281
                   -------------------------------------------------------------------------------
Total                    2,225,881         702,202       2,928,083         134,443      3,062,526

(1) The pro forma selected financial and other data is presented as if all acquisitions completed subsequent to October 1, 1997 and the consolidation of Olympus had occurred as of October 1, 1997. Additionally, the pro forma results include the January 14, 1999 common stock offering and the January 29, 1999 repurchase of Adelphia common and preferred stock from Telesat Cablevision, Inc., as if these transactions had occurred December 31, 1998. The pro forma information is not necessarily indicative of what the results would have been had the acquisitions occurred on October 1, 1997. Reference is made to the Company's 1998 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended December 31, 1998 for further information on the acquisitions and other pro forma transactions.

(2) Pro forma for the acquisition of State Cable Systems and certain other acquisitions.







Table 2: Adelphia Communications Pro Forma Selected Financial and Other Data as of and for the
          three months ended 12/31/98

(excludes results of Hyperion, Dollars in thousands)
-----------------------------------------------------------------------------------------------------------------
                         Proforma as of and for      Adjustments Related to
                         the three months ended     Acquisition and Related       Proforma for Acquisition and
                                12/31/98                   Financing                   Related Financing
                         ----------------------- ----------------------------------------------------------------
                         Existing  FrontierVision(2) Existing  FrontierVision    Existing FrontierVision  Cable
                          Cable(1)                    Cable                        Cable                   Total
                         ----------------------------------------------------------------------------------------
Homes Passed             3,151,580    1,006,955           0             0       3,151,580    1,006,955 4,158,535
Basic Subscribers        2,225,881      702,202           0             0       2,225,881      702,202 2,928,083
Digital Subscribers         41,611        5,034           0             0          41,611        5,034    46,645
Data Subscribers            15,439          139           0             0          15,439          139    15,578
-----------------------------------------------------------------------------------------------------------------

Revenue                    246,570       72,817           0             0         246,570       72,817   319,387
Expenses                   123,183       38,017           0        (1,500) (3)    123,183       36,517   159,700
Operating Cash Flow        123,387       34,800           0         1,500         123,387       36,300   159,687
Operating Margin             50.0%        47.8%        0.0%          2.1%           50.0%        49.9%     50.0%

Total Debt               3,680,598    1,111,000           0             0       3,680,598    1,111,000 4,791,598
Cash                      (201,634)           0           0             0        (201,634)           0  (201,634)
Proceeds From Equity
 Sales                           -            -    (750,000)(4)(5)      0        (750,000)           0  (750,000)
Purchase of LP Units             -            -     550,000             0         550,000            0   550,000
Net Debt                 3,478,964    1,111,000    (200,000)            0       3,278,964    1,111,000 4,389,964

Total Debt:OCF                7.05         7.98       -0.41         -0.33            6.64         7.65      6.87
Pref Stock                 150,000            -     375,000 (4)         -               -            -   525,000
Fully Converted Shares      61,596            -       6,085 (5)     7,000               -            -    74,681
-----------------------------------------------------------------------------------------------------------------



--------
(1) The pro forma selected financial and other data is presented as if all acquisitions completed subsequent to October 1, 1997 and the consolidation of Olympus had occurred as of October 1, 1997. Additionally, the pro forma results include the January 14, 1999 common stock offering and the January 29, 1999 repurchase of Adelphia common and preferred stock from Telesat Cablevision, Inc., as if these transactions had occurred December 31, 1998. The pro forma information is not necessarily indicative of what the results would have been had the acquisitions occurred on October 1, 1997. Reference is made to the Company's 1998 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended December 31, 1998 for further information on the acquisitions and other pro forma transactions.

(2) Pro forma for the acquisition of State Cable Systems and certain other acquisitions.
(3)  Reflects $1.5 million of estimated programming cost savings.
(4)  Reflects expected sale of $375 million in Convertible Preferred Stock.
(5) Reflects expected sale of $375 million in Class A Common Stock @$61 5/8 per Share.

